Exhibit 10.1

PURCHASE AGREEMENT

This Purchase Agreement (this “Agreement”) is effective as of the Contract Date (as hereafter defined) between AAM I, LLC a Michigan limited liability company (“Purchaser”) and Handleman Company, a Michigan corporation (“Seller”). The “Contract Date” shall be the date of the signature of the last party to sign this Agreement.

1. The Property. On the terms and subject to the conditions set forth in this Agreement, Seller agrees to convey and transfer to Purchaser, and Purchaser agrees to acquire from Seller the following property (the “Property”):

(a) A parcel of land (the “Land”) containing approximately 9.765 acres (more or less) commonly known as 500 Kirts Boulevard, Troy, Michigan, 48084, as more particularly described on Exhibit “A” attached hereto, subject to existing restrictions of record, easements for public utilities and driveways, and zoning ordinances, if any, together with an existing approximate 147,609 square foot office building and all improvements and appurtenances now situated on such Land or in such building.

(b) In addition to the Land described above, the Property purchased hereunder shall include all right, title and interest of Seller in and to (i) any strips and gores adjoining or adjacent to the Land and in and to any land lying in the bed of any street, road, avenue, way or boulevard, open or proposed, in front of or adjoining the Land, whether or not described in Exhibit “A”, (ii) any award for damage to the Land or the Improvements by reason of any change of grade in any street, road, avenue, way or boulevard, (iii) any pending or future award made in condemnation or in lieu thereof, (iv) all insurance proceeds payable with respect to any casualty which occurs to the Property prior to the Closing Date (as hereinafter defined); and (v) all rights, easements and interests, water, air and oil, gas and mineral rights, streets, public ways or rights-of-way, privileges, tenements, hereditaments, improvements, licenses, appurtenances and other rights and benefits belonging or in any way related or appurtenant to the Land or Improvements, including without limitation, any easements for ingress and egress, storm water drainage or otherwise over adjoining property. If the Land consists of more than one parcel there shall be no intervening strips, gaps, gores or lands to which any legal, equitable or beneficial interest are owned by others.

2. Purchase Price; Deposit; Covenant Deed.

(a) Purchase Price. The purchase price for the Property shall be Three Million and 00/100 Dollars ($3,000,000.00) (the “Purchase Price”). The Purchase Price shall be delivered to Seller in cash or wire transfer of immediately available funds.

(b) Earnest Money Deposit. Purchaser has deposited with Metropolitan Title Insurance Company (a/k/a First American Title Insurance Company) (the “Title Company”) the sum of Two Hundred Thousand Dollars ($200,000.00), which shall be deposited into an interest bearing account (such initial sum, together with any interest earned thereon, the “Deposit”). The Deposit shall either be: (1) credited to the Purchase Price at the Closing; or (2) if Purchaser refuses to perform its obligations under this Agreement or if the Closing does not otherwise occur on or before the Closing Date (for any reason other than Seller’s default under this Purchase Agreement), then Seller shall have the option to terminate this Agreement and thereafter the Deposit shall be forfeited to Seller as payment in liquidation of all damages.

(c) Deed. The Property shall be conveyed to Purchaser pursuant to a covenant deed in the form attached hereto as Exhibit “B”, subject to the Permitted Exceptions (as hereafter defined) (the “Covenant Deed”).

3. Title Insurance.

(a) Title Commitment. Within ten (10) days after the Contract Date, Seller shall deliver to Purchaser evidence of title in the form of a commitment (the “Commitment”) for the issuance to Purchaser of an owner’s title insurance policy, without standard exceptions, by the Title Company, which Commitment shall provide for the issuance to Purchaser of an A.L.T.A. owner’s title insurance policy at the Closing in the amount of the Purchase Price.

(b) Title Objections. Purchaser may raise objections (“Title Objections”) to any matters affecting title disclosed in the Commitment or the Existing Survey (as hereafter defined) by giving written notice to Seller within five (5) business days following the receipt of the Commitment. If Purchaser does not raise any Title Objections within such time period, Purchaser shall be deemed to have accepted all such matters affecting title and such items shall be deemed to be Permitted Exceptions. Notwithstanding the foregoing, Permitted Exceptions shall not include any monetary liens encumbering the Property. If the monetary liens are less than the net proceeds to be paid to Seller at the Closing, the liens shall be satisfied by Seller: (i) from the proceeds of the sale at the Closing, or (ii) any other method that allows the sale of the Property to Purchaser free and clear of any such monetary lien. If the monetary liens are greater than such proceeds, Seller, in its sole discretion, shall either: (x) satisfy such liens or otherwise cause the sale of the Property to be free and clear of such liens, or (y) advise Purchaser that it does not intend to satisfy such liens, in which case Purchaser’s sole remedies are to: (1) terminate this Agreement by giving notice within three (3) business days after receipt of Seller’s notice, in which case the Deposit shall be returned to Purchaser in full satisfaction of all claims by Purchaser against Seller and the Property, and all of Purchaser’s rights under this Agreement thereupon shall become null and void, or (2) proceed to close subject to such lien, in which case such lien shall be deemed a Permitted Exception.

(c) Title Objection Procedures. If a Title Objection is raised, Seller, in its sole discretion, shall have fifteen (15) days from the date it is notified in writing of the particular Title Objection claimed to notify Purchaser in writing that it will either: (i) remedy the Title Objection, (ii) obtain title insurance covering such defect as may be reasonably acceptable to Purchaser, or (iii) decline to remedy the Title Objection. If Seller declines or fails to remedy the Title Objection or obtain such title insurance or to give the Purchaser the above written notification within said fifteen (15) days, Purchaser’s sole remedies are to: (x) terminate this Agreement by giving notice within three (3) business days after receipt of Seller’s notice (or the expiration of the 15-day period if Seller fails to provide the written notification), in which case the Deposit shall be forfeited to Seller as payment in liquidation of all damages, or (y) proceed to close subject to such defects, in which case Purchaser shall be deemed to have waived the Title

Objection. If Purchaser does not provide written notice of termination to Seller within such 3 day period, Purchaser shall be deemed to have waived the Title Objection and elected to proceed to close subject to such defects. If this Agreement is terminated, neither party shall have any liability to the other, except as to those matters which expressly survive termination. As used in this Agreement, “Permitted Exceptions” means (1) all matters affecting title shown on the Commitment (including those listed as conditions) or the Existing Survey that are not the subject of an outstanding Title Objection, (2) all installments of taxes and assessments becoming due and payable after the Closing Date, (3) zoning ordinances and other laws, and (4) liens or encumbrances consented to by Purchaser.

4. Survey. Seller shall deliver Purchaser a copy of the current ALTA/ASCM Land Title Survey dated April 3, 2007 prepared by Professional Engineering Associates (Job No. 2007-045) (the “Existing Survey”) of the subject Property no later than ten (10) days after the Contract Date. If necessary, it shall be Purchaser’s responsibility (and at Purchaser’s cost) to make the necessary arrangement to update the Existing Survey to cause a title insurance policy delivered without standard exceptions. Otherwise, if the Existing Survey reflects the current condition of the Property, and the Title Company is willing to accept an affidavit of no change to cause a title insurance policy to be delivered without standard exceptions, the parties shall execute (or Purchaser shall arrange for the surveyor to execute, if applicable) such affidavit (or equivalent thereof) that is reasonably acceptable to the parties and the Title Company.

5. Taxes; Prorated Items; Building Services

(a) Real Estate Taxes. All unpaid real estate taxes that have become a lien against the Property and are due and payable as of the Closing Date shall be paid by Seller. Purchaser shall be responsible for paying all real estate taxes that first become due and payable on a date subsequent to the Closing Date. Current Taxes (as hereinafter defined), excluding any general assessments or special assessments if any, shall be prorated and adjusted as of the Closing Date in accordance with the due date basis, as if paid in advance, of the municipality or taxing unit in which the Property is located. Seller shall pay all installments of general and special assessments that have fallen due on or prior to the Closing Date; Purchaser shall pay all installments of general and special assessments that fall due after the Closing Date. “Current Taxes” shall mean the winter and summer tax bills issued for the Property within twelve (12) months immediately preceding the Closing Date.

(b) Transfer Taxes. All state and county real estate transfer taxes shall be paid by Seller.

(c) Utilities. Seller will request each utility serving the Property to render a final bill as of the Closing Date so that utility charges may be separately billed for the periods before and after the Closing Date. Charges for electricity, water, sewer, natural gas and sanitation shall be paid by Seller to the Closing Date, and thereafter Purchaser shall be responsible for all such costs.

(d) Building Services. The service contract(s) identified in Exhibit D shall be assumed by Purchaser as of the Closing Date. Amounts paid by Seller for building services, including pursuant to the assumed service contracts, shall be prorated as of the Closing Date.

(e) Misc. Costs. Purchaser shall be responsible for costs associated with recording fees for the recording of the Covenant Deed. Seller and Purchaser shall each pay one-half (1/2) of the Title Company closing costs. All other items customarily prorated or required by any other provision of this Agreement to be prorated or adjusted shall be prorated or adjusted in a manner customary in the community where the Property is located.

(f) Property Tax Appeal. Purchaser hereby acknowledges that Seller is currently in the process of appealing the 2009 taxable and SEV assessment on the Property. Seller was successful in having the City of Troy agree to reduce the 2009 taxable value assessment to $2,552,130.00 and a new tax bill for Summer 2009 was issued to reflect the same. Notwithstanding this success, Seller is continuing to appeal the 2009 assessment to the Michigan Tax Tribunal. In connection with the aforementioned assessment appeals, Seller will be responsible for all costs and fees associated with such tax appeals and as consideration therefor, Seller shall be entitled to the benefit of any refund or further reduction related to the Summer and Winter 2009 taxes. For the avoidance of doubt, the real estate taxes to be prorated pursuant to Section 5(a) shall be based on a taxable value of $2,552,130.00 (notwithstanding any reduction in such value that Seller may obtain in connection with its appeal).

6. Closing Date; Closing Place; Closing Deliveries.

(a) Closing Date and Closing Place. The closing for the transaction contemplated by this Agreement (the “Closing”) shall be held on or before January 12, 2010 (the “Closing Date”), unless Seller and Purchaser agree in writing to later date. The Closing shall be held at the Bloomfield Hills office of the Title Company at a time to be mutually agreed to by the parties.

(b) Seller Deliveries. At the Closing, Seller shall deliver the following agreements, instruments, certificates, affidavits, documents or other deliveries to or for the benefit of Purchaser:

(i) Covenant Deed. Seller shall execute and deliver to Purchaser the Covenant Deed.

(ii) Bill of Sale. Seller shall execute and deliver to Purchaser a bill of sale in substantially the form attached hereto as Exhibit “C” (the “Bill of Sale”) selling and assigning all of Seller’s rights, title and interest in and to all fixtures and equipment located at and used or useable in connection with the operation of the Property, without warranty of condition, along with any other documents or filings reasonably necessary to lawfully transfer title to the same to Purchaser.

(iii) Closing Statement. Seller shall execute and deliver to Purchaser a closing statement showing all adjustments and disbursements of the Purchase Price.

(iv) Keys to the Property. Seller shall deliver to Purchaser a set of keys for the Property in the possession of Seller.

(v) Title Policy. Seller shall cause the policy of title insurance without standard exceptions, but subject to Permitted Exceptions, to be issued by the Title Company pursuant to the Commitment.

(vi) Possession of the Property. Seller shall deliver possession of the Property to Purchaser.

(vii) FIRPTA Affidavit. Seller shall deliver to Purchaser an affidavit, in form acceptable to Purchaser, executed by Seller, certifying that those persons constituting Seller are not non-resident aliens or foreign entities, as the case may be, such that Seller is not subject to tax under the Foreign Investment and Real Property Tax Act of 1980.

(viii) Title Company Requirements. Seller shall deliver such affidavits, good standing certificates, evidence of authority and other requirements of the Title Company as reasonably required by the Title Company to issue the title policy without standard exceptions, except Purchaser shall be obligated to obtain the requirements for any discretionary endorsements and the removal of the standard exception for matters of survey (if such requirement is other than the delivery of the Existing Survey).

(c) Purchaser Deliveries. At the Closing, Purchaser shall deliver the following agreements, instruments, certificates, affidavits, documents or other deliveries to or for the benefit of Seller:

(i) Purchase Price. Purchaser shall deliver to Seller the Purchase Price, adjusted as provided in this Agreement, in the form of cash or by wire transfer of immediately available funds.

(ii) Bill of Sale. Purchaser shall execute and deliver to Seller its counterpart to the Bill of Sale.

(iii) Closing Statement. Purchaser shall execute and deliver to Seller a closing statement showing all adjustments and disbursements of the Purchase Price.

(d) Other Documents. Seller and Purchaser shall each deliver to the other such other documents and instruments as shall reasonably be required by such party and/or the Title Company to consummate the transactions contemplated herein and/or to issue the policy of title insurance which, in the other party’s reasonable opinion, does not increase such party’s liability or decrease such party’s rights, including documents evidencing the power or authority of Seller and Purchaser to consummate the sale and purchase of the Property in accordance with this Agreement.

7. “AS-IS WHERE IS” Purchase. It is understood that the Property is being purchased in its present condition and that it will be delivered by Seller to Purchaser in substantially the same condition as of the Contract Date. Accordingly, Purchaser represents to Seller as of the Closing Date:

(a) Purchaser has inspected the Property (or caused it to be inspected) in its entirety to Purchaser’s satisfaction, including but not limited to the dimensions of the Property and any improvements, the environmental conditions, the availability and capacity of utilities and drainage serving the Property, and any other conditions that may affect the Property or Purchaser’s use and development of the Property. Purchaser also acknowledges that Purchaser is satisfied with the existing zoning classification, tax classification, building and use restrictions, and any other governmental classifications or restrictions pertinent to Purchaser, which are applicable to the Property.

(b) Except as otherwise expressly set forth in this Agreement, Purchaser acknowledges that Seller has sold to Purchaser, and Purchaser accepts the Property ON A STRICTLY “AS-IS” “WHERE IS” BASIS AND “WITH ALL FAULTS”, LATENT AND PATENT, AND THAT SELLER HAS NOT MADE AND HAS SPECIFICALLY DISCLAIMED WARRANTIES OR REPRESENTATIONS, EXPRESS OR IMPLIED, ORAL OR WRITTEN, OR ARISING BY OPERATION OF LAW, OF ANY KIND ABOUT THE PROPERTY OR ANYTHING PERTAINING TO IT, INCLUDING, BUT IN NO WAY LIMITED TO, ANY WARRANTY OF QUANTITY, QUALITY, CONDITION, HABITABILITY, MERCHANTABILITY, SUITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY, ANY IMPROVEMENTS LOCATED THEREON OR ANY SOIL OR GROUNDWATER CONDITIONS RELATED THERETO OR ABSENCE OF DEFECTS OR FAULTS, ABSENCE OR PRESENCE OF HAZARDOUS MATERIALS, FLOODING, OR COMPLIANCE WITH LAWS AND REGULATIONS (INCLUDING BUT IN NO WAY LIMITED TO THOSE RELATING TO HEALTH, SAFETY, AND THE ENVIRONMENT), PROFITS, RENTS OR LOSSES OF THE PROPERTY, PERMITTED DEVELOPMENT, THE USE TO WHICH THE PROPERTY OR ANY PART THERETO MAY BE PUT, ZONING, TAXES, AVAILABILITY OF ACCESS, INGRESS OR EGRESS, VALUATION, GOVERNMENTAL APPROVALS, GOVERNMENTAL REGULATIONS OR ANY OTHER MATTER OR THING AFFECTING OR PERTAINING TO THE PROPERTY, except warranties that are inherent in the Covenant Deed transferring title to the Property.

(c) Purchaser acknowledges receipt from Seller of environmental reports and studies as they may relate to the environmental condition of the Property, including the Phase I Environmental Site Assessment dated March 2007 prepared by GaiaTech (Project No. A5056-611-0) (the “Environmental Reports”). Purchaser agrees to accept the Property in its present condition, including any and all existing or future environmental liabilities specifically including but not limited to any liability arising from or related to conditions identified in the Environmental Reports, and Purchaser waives and releases Seller from, any and all contractual, statutory, common law or other contribution, cost recovery, indemnification, reimbursement, or other similar claim that Purchaser (or its successors or assigns) may have against Seller relating to environmental conditions, and covenants not to sue Seller with respect to any such claims of liability.

8. Environmental. To Seller’s knowledge, there is no Hazardous Materials (as hereafter defined) situated upon or buried in the Land in violation of Environmental Laws (as hereafter defined). Seller is not in violation of any Michigan or federal environmental laws with respect to the Property. Neither Seller, nor to Seller’s knowledge, any previous owner of the Property, used, generated, treated, released, stored or disposed of on, under or about the Property any Hazardous Materials in violation of Environmental Laws. To Seller’s knowledge, the Property and its present use complies with all applicable Environmental Laws. Neither Seller, nor to Seller’s knowledge, any prior or current user of the Property, is the subject of any pending or threatened investigation, inquiry or proceeding under any Environmental Laws. For the purposes of this Agreement, “Hazardous Materials” shall mean substances defined as “hazardous substances” or “toxic substances” in CERCLA, RCRA (as such acronyms are defined below), the Hazardous Materials Transportation Act, and those substances defined as hazardous or contaminated waste in Michigan state or local laws and the regulations adopted pursuant to said laws. For purposes of this Agreement the term “Environmental Laws” shall mean and include any and all federal and Michigan state or local laws, statutes, ordinances, rules, or regulations existing as of the date hereof pertaining to health or to the environment, and relating to the Property, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (“CERCLA”), the Federal Water Pollution Control Act Amendments, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended, (“RCRA”) , the Hazardous Materials Transportation Act of 1975, as amended, the Safe Drinking Water Act, as amended, and the Toxic Substances Control Act, as amended. Likewise, the terms “hazardous substance”, “release” and “threatened release” shall have the meanings specified in CERCLA and the terms “solid waste” and “disposal” (or “disposed”) shall have the meanings specified in RCRA; provide that, to the extent the laws of the State of Michigan establish a meaning for “hazardous substance”, “release”, “solid waste” or “disposal” which is broader than that currently specified in CERCLA or RCRA, such broader meaning shall apply with regard to the Property. Seller hereby agrees to indemnify and to hold Purchaser harmless from and against any and all loss, liability, damage or expense (including reasonable attorney’s fees) resulting from any breach of warranty or misrepresentation under this Section 8. This warranty, representation and agreement of indemnity shall survive the Closing for a period of twelve (12) months from the Closing Date.

9. Lease of Space to Seller. Purchaser shall allow the Seller to occupy a portion of the Property no less than 5,000 square feet, but no more than 8,000 square feet. (the “Designated Lease Area”) on the following terms and conditions:

(a) The size and location of the Designated Lease Area shall be mutually agreeable to both Purchaser and Seller, and shall be agreed upon on or prior to the Closing Date.

(b) Seller shall be allowed to occupy the Designated Lease Area from the Closing Date until December 31, 2011.

(c) As consideration for occupying the Designated Lease Area, Seller shall be responsible for its pro-rata share of all operating expenses, cam charges and real property taxes. Seller’s pro-rata share shall be a percentage derived from the following fraction: the square footage of the Designated Lease Area as the numerator, and 147,609 (the total square footage of the building) as the denominator.

(d) Except as set forth in subsection (c) above, Seller shall not be responsible for any other rental charges.

10. Seller Representations. Seller hereby warrants and represents to Purchaser as of Contract Date, and as of the Closing Date, the following, with the understanding that each of the following representations and warranties are material and have been relied upon by Purchaser in connection herewith:

(a) Title. Seller is the sole owner of the fee simple title in and to the Property and is in full and complete possession and control of the Property.

(b) Organization and Good Standing. Seller is organized as a corporation in the State of Michigan, and is validly existing and in good standing under the laws of the State of Michigan.

(c) Power and Authority. Seller has the power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement.

(d) Foreign Person. Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

(e) Unrecorded Matters. The Property is not subject to any unrecorded encumbrances, restrictions, easements, boundary disputes or agreements or other matters, which are not of record.

(f) Payback Agreements. There are no utility or roadway payback agreements affecting the Property.

(g) Assessments; Improvements. There are no claims of lien or special assessments, either recorded or unrecorded, against the Property (except as otherwise may be disclosed in the Commitment), and no improvements to or upon the Property have been made within ninety (90) days prior to the Contract Date.

(h) Mineral or Timber Rights/Leases. There are no reservation or mineral rights, timber rights or leases of such rights pertaining to the Property.

(i) Condemnation Proceedings. There are no condemnation proceedings pending or contemplated against any part of the Property.

(j) Actions. There are no actions or proceedings pending or threatened (nor is Seller aware of any facts which might result in any action, suit or other proceedings) or existing lawsuits or litigation with respect to or affecting the Property.

(k) Leases. There are no leases, tenancies or rights of possession (pursuant to either oral or written agreements) with respect to the Property that will not have already been terminated prior to the Closing Date.

(l) Violation of Laws. Neither this Agreement nor anything provided to be done herein by Seller, including the conveyance of the property to Purchaser, violates or will violate any governmental statute, law, ordinance, rule, regulation, order, judgment or directive.

(m) Access. There exists access to the Land for vehicular and pedestrian ingress and egress from public roads and there does not exist any fact or condition which would result in the termination or impairment of that access.

(n) Adverse Information. To Seller’s knowledge, there is no adverse information with regard to the Property that has not been disclosed to Purchaser.

The provisions of this Section 10 and all representations and warranties contained herein shall be true as of the Closing Date and shall survive the Closing and the conveyance of the Property to Purchaser for a period of six (6) months.

11. Purchaser Representations. Purchaser hereby warrants and represents to Seller as of the Contract Date, and as of the Closing Date, the following, with the understanding that each of the following representations and warranties are material and have been relied upon by Seller in connection herewith:

(a) Organization and Good Standing. Purchaser is organized as a limited liability company in the State of Michigan, and is validly existing and in good standing under the laws of the State of Michigan.

(b) Power and Authority. Purchaser has the power and authority to enter into and deliver this Agreement and perform its obligations under this Agreement.

(c) Violation of Laws. Neither this Agreement nor anything provided to be done herein by Purchaser, violates or will violate any governmental statute, law, ordinance, rule, regulation, order, judgment or directive.

The provisions of this Section 11 and all representations and warranties contained herein shall be true as of the Closing Date and shall survive the Closing and the conveyance of the Property to Purchaser for a period of six (6) months.

12. Indemnification.

(a) Seller Indemnification. Upon the Closing, Seller agrees to indemnify and hold Purchaser harmless from any claims, suits, damages, costs, losses and any expenses resulting and arising from and out of Seller’s or its officers, directors, agents and/or employees occupancy, possession, use and ownership of the Property prior to the Closing Date, subject to the limitations set forth in this Agreement. In any event, such indemnification shall expire within one (1) year of the Closing Date.

(b) Purchaser Indemnification. Purchaser agrees to indemnify and hold Seller harmless from any claims, suits, damages, costs, losses and any expenses resulting and arising from and out of: (i) Purchaser’s possession, use, or operation of the Property occurring after the Closing Date, or (ii) Purchaser’s or its officers, directors, agents and/or employees activities during the Inspection Period. In any event, such indemnification shall expire within one (1) year of the Closing Date.

13. Default and Remedies.

(a) Seller Default. If Seller shall default in its obligations hereunder, and such default continues for more than five (5) days after written notice thereof from Purchaser to Seller, Purchaser’s sole remedy shall be to terminate this Agreement, whereupon the Deposit shall be returned promptly to Purchaser in full satisfaction of all claims by Purchaser against Seller and the Property, and all of Purchaser’s rights under this Agreement thereupon shall become null and void.

(b) Purchaser Default. If Purchaser shall default on its obligation to acquire the Property, and such default continues for more than five (5) days after written notice thereof from Seller to Purchaser, Seller shall have the option to terminate this Agreement and thereafter the Deposit shall be forfeited to Seller as payment in liquidation of all damages.

14. Damage, Destruction or Condemnation of Property Pending Closing. If all or a material part of any building and/or improvement comprising the Property shall be damaged or destroyed, or condemnation proceedings against all or any material portion of the Land or Property are threatened or commenced, prior to the Closing Date, either party to this Agreement shall have the right to terminate this Agreement without liability on its part for such termination, and Seller shall return the Deposit to Purchaser within fourteen (14) days after the terminating party notifies the other party in writing of the terminating party’s intention to terminate this Agreement as a result of such damage, destruction, or condemnation. Upon refunding the Deposit to Purchaser, Purchaser shall have no further claims against Seller or the Property.

15. Resolution of Disputes.

(a) Venue. The parties stipulate and agree that all disputes or controversies arising pursuant to or in connection with the interpretation or enforcement of, or otherwise arising under, this Agreement will be exclusively resolved in the Oakland County, Michigan Circuit Court. The parties expressly waive all objections each of them now has or may have to venue, whether based on inconvenience or any other reason. To the extent that any party has or hereafter may acquire any immunity from the jurisdiction of such courts or from any legal process, howsoever occurring, that party irrevocably waives such immunity.

(b) Waiver of Jury Trial. EACH PARTY TO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WAIVES ALL PRESENT OR FUTURE RIGHTS TO A JURY TRIAL ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EVEN IF SUCH RIGHTS ARE PROTECTED BY APPLICABLE LAW.

16. Broker’s Commissions.

(a) Purchaser and Seller represent and warrant to each other that Purchaser and Seller have not dealt with any broker, other than Friedman Real Estate Group, representing Seller (“Seller’s Broker”) in connection with this Agreement, and that no other real estate agent, finder, broker or similar person or entity negotiated the sale of the Property, this Agreement, or is otherwise entitled to any commission. Seller shall at its sole cost and expense pay Seller’s Broker a total commission of four percent (4%) of the Purchase Price.

(b) Seller agrees to indemnify and hold Purchaser, and its directors, officers, members, agents and/or employees harmless and against any and all loss, cost or damage, including, reasonable attorneys’ fees, incurred or sustained by any of them in connection with claims made by any broker or finder other than Seller’s Broker claiming by, through or under Seller, for a commission or fee in connection with this Agreement or the sale of the Property.

(c) Purchaser agrees to indemnify and hold Seller, and its directors, officers, shareholders, agents and/or employees harmless from and against any and all loss, cost or damage, including, reasonable attorneys’ fees, incurred or sustained by any of them in connection with claims made by any broker or finder claiming by, through or under Purchaser, for a commission or fee in connection with this Agreement or the purchase of the Property.

The indemnities set forth in subsections (b) and (c) above shall survive the termination of this Agreement or the Closing.

17. Assignment. This Agreement may be assigned by Purchaser without Seller’s consent to an entity to be formed for the purchase of the Property.

18. Condition Precedent. As a condition precedent to Purchaser’s obligation to purchase the Property, Purchaser must receive concessions from the City of Troy and/or State of Michigan that are satisfactory to Purchaser on or prior to the Closing Date. If Purchaser does not receive concessions that are satisfactory to Purchaser, Purchaser shall have the option to terminate this Agreement by providing written notice to Seller on or prior to the Closing Date, and thereafter, the Deposit shall be forfeited to Seller and neither party shall have any liability to the other, except as to those matters which expressly survive termination.

19. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given (a) upon receipt if delivered in person, (b) the third business day after mailing, if mailed by certified mail, return receipt requested, postage prepaid, or (c) the following business day if sent by recognized overnight courier, with proof of delivery requested and charges prepaid, when delivered to the following addresses:

If to Seller:	Handleman Company
500 Kirts Boulevard
Troy, Michigan, 48084
Attention: Rozanne Kokko

with a copy to:	Pepper Hamilton LLP
100 Renaissance Center
Suite 3600
Detroit, MI 48243
Attention: Randy M. Awdish, Esq.

If to Purchaser:	AAM I, LLC
27000 Hills Tech Court, Suite 200
Farmington Hills, MI 48331
Attention: Jeffrey S. Silverman

or to such other addresses as the parties hereto may designate to the other in writing from time to time pursuant to this Section 19.

20. Miscellaneous.

(a) Entire Agreement; Exhibits. This Agreement may be executed in multiple counterparts, sets forth the entire contract between the parties, merges all prior and contemporaneous agreements, understandings, warranties or representations, and may be cancelled, modified or amended only as set forth herein or by a written instrument executed by both Seller and Purchaser. All references to exhibits contained herein are references to exhibits attached hereto, all of which are made a part hereof for all purposes the same as if set forth herein verbatim, it being expressly understood that if any exhibit attached hereto which is to be executed and delivered at the Closing contains blanks, the same shall be completed correctly and in accordance with the terms and provisions contained herein and as contemplated herein prior to or at the time of execution and delivery thereof.

(b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and their respective heirs, executors, personal representatives, successors, and assigns.

(c) Time is of the Essence. Time is of the essence in complying with the terms and conditions of this Agreement.

(d) Attorney Review. Each party and its respective legal counsel have reviewed and revised this Agreement and have had equal opportunity for input into this Agreement. Neither party nor their respective legal counsel shall be construed to be the drafter or primary drafter of this Agreement. In the event of any dispute regarding the construction of this Agreement or any of its provisions, ambiguities or questions of interpretation shall not be construed more in favor of one party than the other; rather, questions of interpretation shall be construed equally as to each party.

(e) Headings. The headings of this Agreement are for purposes of reference only and shall not limit or define the meaning of the provisions of this Agreement.

(f) Governing Law. This Agreement shall be governed by, construed, interpreted, and enforced in accordance with the applicable laws of the State of Michigan, notwithstanding the choice of law or conflicts of law provisions of the State of Michigan or any other jurisdiction.

(g) Saturday or Sunday. Whenever in this Agreement it is provided that notice must be given or an act performed or payment made on a certain date, and if such date falls on a Saturday, Sunday or holiday, the date of the notice of performance or payment shall be the next following business day.

(h) No Waiver. No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing, signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

(i) Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but all of which together shall constitute one instrument; and a facsimile or other electronic signature shall be deemed an original.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS THEREOF, the parties have executed this Agreement as of the dates set forth below their signatures to be effective as of the Contract Date.

PURCHASER:	SELLER:
AAM I, LLC	Handleman Company

By:	By:	/s/ Rozanne Kokko
Name:	Name:	Rozanne Kokko
Its:	Its:	SVP/CFO
Date:	Date:	12-7-09

Exhibit A:	Land Legal Description
Exhibit B:	Form of Covenant Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Assumed Contracts

IN WITNESS THEREOF, the parties have executed this Agreement as of the dates set forth below their signatures to be effective as of the Contract Date.

PURCHASER:		SELLER:
AAM I, LLC		Handleman Company

By:	/s/ Mark Mitchell	By:
Name:	Mark Mitchell	Name:
Its:	Manager	Its:
Date:	12/8/09	Date:

Exhibit A:	Land Legal Description
Exhibit B:	Form of Covenant Deed
Exhibit C	Form of Bill of Sale
Exhibit D	Assumed Contracts